Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.

(858) 385-5232

(858) 385-6327

tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS SECOND QUARTER 2004 OPERATING RESULTS

SAN DIEGO, Calif., July 20, 2004 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced operating results for the second quarter ended June 30, 2004.  Among the highlights for the second quarter, both revenue and gross margin exceeded the latest guidance Cymer provided on June 7, 2004.

For the second quarter of 2004, net income totaled $10,201,000, equal to earnings of $0.27 per share (diluted), compared to a net loss of $5,193,000, equal to a loss of $0.15 per share (diluted), in the second quarter of 2003.  On a sequential basis, second quarter 2004 net income grew 43 percent over first quarter 2004 net income of $7,156,000, equal to earnings of $0.19 per share (diluted).

Total revenue for the second quarter of 2004 was $94,907,000, a 53 percent increase over total revenue of $62,177,000 posted in the second quarter of 2003, and a sequential 8 percent increase over $87,921,000 in total revenue in the first quarter of 2004.

For the first six months of 2004, net income totaled $17,357,000, equal to earnings of $0.46 per share (diluted), compared to a net loss of $8,555,000, or a loss of $0.25 per share (diluted), posted in the first six months of 2003.  Total revenue for the first six months of 2004 was $182,828,000, a 41 percent increase over $129,570,000 in total revenue recorded in the first six months of 2003.

Commenting on some of the highlights of the second quarter, Bob Akins, Cymer’s chief executive officer, said, “The second quarter of 2004 was stronger than we had anticipated in our quarterly update in early June, with revenue up 8 percent over the first quarter, and gross margin at 47 percent.  System unit shipments in the second quarter of 2004 grew more than 27 percent over first quarter shipments.  We achieved our material cost reduction targets on the XL Series products, and moving forward are confident that system product mix will not have a material impact on gross margin.  Well-controlled operating expenses, together with the stronger top line and gross margin performance, contributed to the second quarter’s 47 percent increase in operating income, and 43 percent increase in net income over first quarter levels.

“We recognized revenue on 81 light sources in the second quarter of 2004 compared to 64 light sources in the first quarter of 2004,” Akins continued.  “Cymer installed 73 new light sources in the second quarter.  We estimate that the rolling four-quarter share of total Cymer light sources installed at chipmakers as of June 30 remained at 85 percent.”

In the second quarter, technology buys of advanced argon fluoride (ArF) light sources made up 19 percent of unit shipments, and capacity buys of krypton fluoride (KrF) light sources made up 81 percent of unit shipments.  Shipments of our mature ELS-6000 and ELS-6010 products accounted for 54 percent of unit shipments.  Due to the lower prices of these mature KrF products, the second quarter’s ASP declined as anticipated, on a currency adjusted basis, to $736,000 from $805,000 in the first quarter of 2004.  Our overall DUV light source utilization at chipmakers continued to climb to new record levels during the second quarter of 2004, driven by both increasing factory utilization and a growing number of DUV layers.  As a result, non-systems product revenue, which consists of upgrades, consumables and spare parts and service, represented 38 percent of second quarter 2004 revenue compared to 40 percent of first quarter 2004 revenue, and on a dollar basis exceeded $36,000,000, the highest quarterly level in Cymer’s history.

Nancy Baker, Cymer’s chief financial officer, stated, “Our operating results for the second quarter of 2004 outperformed our financial model.  The six percentage point increase in the second quarter’s gross margin over the first quarter resulted from a number of factors, including increased factory yield and utilization, increased and improved field utilization and efficiency, and significant success in our material cost control efforts.  These successful efforts combined with our investments in the last two years in our new manufacturing facilities in Korea and San Diego, and in our MOPA-based product architecture and the XL Series platform, have put us on track this upturn to exceed our previous peak gross margins achieved in 2000.”

Cymer reported operating income of $16,027,000, or 16.9 percent of revenue in the second quarter of 2004, compared to operating income of $10,905,000, or 12.4 percent of revenue, in the first quarter of 2004.  Second quarter 2004 bookings of $97,137,000 rose 8 percent over first quarter 2004 bookings of $89,550,000, and in both quarters yielded a book-to-bill ratio of 1.02.  The second quarter 2004 backlog rose to $107,737,000 from first quarter 2004 backlog of $105,506,000.

Cymer generated $5,135,000 in cash from operations in the second quarter of 2004 compared to $1,691,000 in the first quarter.  Cash and cash equivalents and short- and long-term investments totaled $398,850,000 as of June 30, 2004.  Capital spending for the second quarter of 2004 totaled $3,705,000 compared to $4,435,000 in the first quarter of 2004.

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “Based on our current understanding of industry conditions, we see ourselves in the early to middle stages of the upturn.  In the third quarter, we expect system shipments to increase from second quarter levels, and to contain a larger ArF component.  We anticipate high light source utilization levels at our chipmaker customers to continue to drive our consumables and spares activity.  We expect ongoing success in materials cost reduction, along with company wide cost control and efficiency enhancements to enable continuing improvement in our gross and operating margins.”

Based on information available at this time, Cymer is currently providing the following guidance for the third quarter of 2004:

•      We currently estimate that total product revenue in the third quarter of 2004 will be up between 10 percent and 15 percent from second quarter 2004 revenue.

•      We are forecasting that foreign currency adjusted ASPs will grow from the second quarter 2004 ASP to approximately $800,000.

•      We expect that gross margin will be between 47 percent and 50 percent.

•      We anticipate that R&D expenses in the third quarter will be between $15.5 million and $16.5 million.

•      We expect SG&A expenses to be between $13.5 million and $14.5 million.

•      We currently model net other income and expense as a $500,000 expense for the third quarter, excluding net effects of foreign currency exchange gains or losses.

•      We estimate the annual effective tax rate for 2004 to be approximately 23 percent.

•      We plan to issue a third quarter update between September 7 and September 10, 2004.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 20, 2004, to discuss second quarter 2004 results and third quarter 2004 guidance.  This press release may be accessed on the company’s Web site, and the call and accompanying slides may be accessed on the Investor Relations page of the company’s Web site, at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to all of the statements under the caption “Corporate Outlook” above.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding Cymer’s share of light sources installed at chipmakers, backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; delays or cancellations by customers of their orders; new and enhanced product offerings by competitors; the timing of customer orders, shipments and acceptances; the company’s ability to meet its production and/or product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Cymer, Inc.

	Three Months Ended June 30		Six Months Ended June 30
	2003	2004	2003	2004
Total revenues	$62,177,000	$94,907,000	$129,570,000	$182,828,000

Net income (loss)	(5,193,000)	10,201,000	(8,555,000)	17,357,000
Basic earnings (loss) per share	$(0.15)	$0.28	$(0.25)	$0.47
Diluted earnings (loss) per share	$(0.15)	$0.27	$(0.25)	$0.46
Weighted average common shares outstanding - diluted	34,577,000	37,673,000	34,443,000	37,846,000

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2003	2004	2003	2004
REVENUES:
Product sales	$62,177	$94,722	$129,513	$182,593
Other	—	185	57	235
Total revenues	62,177	94,907	129,570	182,828

COST AND EXPENSES:
Cost of product sales	52,031	49,975	94,901	102,143
Research and development	16,072	14,832	33,390	27,202
Sales and marketing	4,461	5,879	8,555	11,702
General and administrative	6,547	8,154	12,320	14,769
Amortization of intangibles	40	40	80	80

Total costs and expenses	79,151	78,880	149,246	155,896

OPERATING INCOME (LOSS)	(16,974)	16,027	(19,676)	26,932

OTHER INCOME (EXPENSE):
Foreign currency exchange loss - net	(57)	(399)	(417)	(345)
Interest and other income	2,397	1,603	4,886	3,499
Interest and other expense	(2,505)	(2,511)	(4,980)	(5,067)

Total other expense - net	(165)	(1,307)	(511)	(1,913)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND MINORITY INTEREST	(17,139)	14,720	(20,187)	25,019

INCOME TAX PROVISION (BENEFIT)	(12,112)	3,386	(12,112)	5,754
MINORITY INTEREST	(166)	(1,133)	(480)	(1,908)

NET INCOME (LOSS)	$(5,193)	$10,201	$(8,555)	$17,357

EARNINGS (LOSS) PER SHARE:

Basic earnings (loss) per share	$(0.15)	$0.28	$(0.25)	$0.47
Weighted average common shares outstanding-basic	34,577	36,735	34,443	36,661

Diluted earnings (loss) per share	$(0.15)	$0.27	$(0.25)	$0.46
Weighted average common shares outstanding- diluted	34,577	37,673	34,443	37,846

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2003	June 30, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$230,657	$211,056
Short-term investments	93,474	107,544
Accounts receivable - net	62,819	88,828
Inventories	93,012	110,788
Deferred income taxes	1,407	1,692
Prepaid expenses and other assets	5,513	7,378

Total current assets	486,882	527,286

PROPERTY AND EQUIPMENT - NET	128,849	124,883
LONG TERM INVESTMENTS	77,509	80,250
DEFERRED INCOME TAXES	80,711	81,680
GOODWILL - NET	7,647	8,358
INTANGIBLE ASSETS - NET	12,925	11,659
OTHER ASSETS	8,698	8,324

TOTAL ASSETS	$803,221	$842,440

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,099	$22,565
Accrued warranty and installation	26,486	27,318
Accrued payroll and benefits	7,196	15,179
Accrued patents, royalties and other fees	8,436	3,824
Foreign currency forward exchange contracts	6,401	2,263
Income taxes payable	16,473	20,763
Accrued and other current liabilities	4,945	7,785

Total current liabilities	89,036	99,697

Convertible subordinated notes	250,000	250,000
Other liabilities	5,660	6,601

Total liabilities	344,696	356,298

MINORITY INTEREST	5,195	5,813

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 36,345,000 and 36,767,000 shares	36	37
Additional paid-in capital	358,988	369,659
Unearned compensation	(146)	(79)
Accumulated other comprehensive loss	(5,734)	(6,831)
Retained earnings	100,186	117,543

Total stockholders’ equity	453,330	480,329

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$803,221	$842,440

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the six months ended June 30
	2003	2004
OPERATING ACTIVITIES:
Net income (loss)	$(8,555)	$17,357
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,617	13,949
Non-cash stock based compensation	804	261
Amortization of unearned compensation	555	67
Minority interest	480	1,908
Provision for deferred income taxes	(21)	(490)
Loss on disposal or impairment of property and equipment	2,036	58
Change in assets and liabilities:
Accounts receivable - net	(6,778)	(26,009)
Income taxes receivable	(2,798)	—
Foreign currency forward exchange contracts	212	(2,127)
Inventories	4,634	(17,776)
Prepaid expenses and other assets	1,216	(2,126)
Accounts payable	(11,243)	3,466
Accrued and other liabilities	(1,965)	13,998
Income taxes payable	(11,321)	4,290

Net cash provided by (used in) operating activities	(16,127)	6,826
INVESTING ACTIVITIES:
Acquisition of property and equipment	(42,415)	(8,140)
Purchases of investments	(53,101)	(142,560)
Proceeds from sold or matured investments	70,485	123,724
Acquisition of patents	—	(5,990)
Acquisition of minority interest	(180)	(2,000)

Net cash used in investing activities	(25,211)	(34,966)

FINANCING ACTIVITIES:
Net borrowings under revolving loan and security agreements	(6,667)	—
Proceeds from issuance of common stock	12,505	10,410
Payments on capital lease obligations	(26)	(24)

Net cash provided by financing activities	5,812	10,386

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(215)	(1,847)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(35,741)	(19,601)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	196,643	230,657

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$160,902	$211,056

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,509	$4,482
Income taxes paid, net	$2,194	$2,159

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reversal of unearned compensation related to cancelled stock options previously issued for the ACX acquisition	$1,475	—

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